Exhibit 4.9
AMENDMENT TO THE
POST OAK BANCSHARES, INC. NONQUALIFIED STOCK OPTION AGREEMENT
This Amendment (this “Amendment”) to the Post Oak Bancshares, Inc. 2004 Nonqualified Stock Option Agreement (the “Agreement”), dated [●], by and between Post Oak Bancshares, Inc. (the “Company”) and [●] (“Optionee”), is made effective as of the1st day of October 2018.
W I T N E S S E T H:
WHEREAS, the Company adopted and currently maintains the Post Oak Bancshares, Inc. 2004 Stock Option Plan (the “Plan”), as may be amended from time to time;
WHEREAS, the Plan has been amended to allow for the exercise of options under the Plan through a cashless process, to the extent allowed under the terms of an option agreement;
WHEREAS, in connection therewith, the Company and Optionee desire to amend the Agreement to provide such a cashless exercise process;
WHEREAS, pursuant to Section 22 of the Agreement, the Company and Optionee may amend the Agreement in a writing signed both parties.
NOW, THEREFORE, the Agreement is amended as follows, effective as of the date set forth above:
1.Amendment. Section 4 of the Agreement is amended in its entirety to read as follows:
4.    Procedure for Exercise.
(A) The Option herein granted may be exercised by the delivery by Optionee of written notice to the Secretary of the Company setting forth the number of shares of Common Stock with respect to which the Option is being exercised. The notice shall be accompanied (i) at the election of Optionee, by cash, cashier’s check, bank draft, or postal or express money order payable to the order of the Company, (ii) as allowed by the Committee, certificates representing shares of Common Stock theretofore owned by the Optionee duly endorsed for transfer to the Company, (iii) a combination of (i) and (ii); or (iv) upon conditions established by the Committee, by surrender of the Option without payment of any other consideration, commission or remuneration (“Cashless Net Exercise”).
(B) In the event the Option is exercised by Cashless Net Exercise, the number of shares of Common Stock that will be received upon such exercise shall equal (x) the number of shares of Common Stock as to which the Option is being exercised, multiplied by (y) a fraction, the numerator of which is the fair market value per share of Common Stock (on the date of exercise) less the Exercise Price, and the denominator of which is such fair market value per share of Common Stock, rounded down to the nearest whole number of shares, and the Company shall pay Optionee cash in an amount equal to the fair market value of any fractional shares.
(C) Notice may also be delivered by fax or telecopy provided that the exercise price of such shares is delivered to the Company via wire transfer on the same day the fax is received by the Company. The notice shall specify the address to which the certificates for such shares are to be mailed. An option to purchase shares of Common Stock in accordance with the Plan shall be deemed to have been exercised immediately prior to the close of business on the date (i) written notice of such exercise and (ii) payment in full of the exercise price for the number of shares for which the Options are being exercised are both received by the Company and Optionee shall be treated for all purposes as the record holder of such shares of Common stock as of such date. As promptly as practicable after receipt of such written notice and payment, the Company shall deliver to Optionee certificates for the number of shares with respect to which such Option has been so exercised, issued in Optionee’s name or such other name as Optionee directs; provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to Optionee at the address specified pursuant to this Section 6(d).”
2.    Continuing Effect. All other terms, provisions, conditions, covenants, representations and warranties contained in the Agreement are not modified by this Amendment and shall continue in full force and effect as originally written. As hereby modified and amended, all of the terms and provisions of the Agreement are ratified and confirmed.

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, has executed this Amendment as of the date first above written.
POST OAK BANCSHARES, INC.
By:                 __________________
Name:
Title:

OPTIONEE
__________________________________________